Exhibit 99.1

MEDecision, Inc.
601 Lee Road, Chesterbrook Corporate Center
Wayne, PA  19087
(610) 540-0202

August 14, 2007

John H. Capobianco
1518 Generals Way
West Chester, PA 19380

Dear John:

This letter will confirm our acceptance of your resignation as an employee, officer and director of MEDecision, and as an employee, officer and director of any of its subsidiaries or affiliates, effective as of the date hereof (the “Termination Date”).

In connection with your resignation and provided that you execute and deliver the attached release and non-disparagement agreement (the “Release”) on or prior to September 5, 2007 (and do not revoke that Release), MEDecision will:

(1)            within 15 days following your delivery of the Release, pay you for any earned but unused paid time off, as computed in accordance with MEDecision’s policies currently in effect;

(2)            continue your base salary for six months;

(3)            accelerate the vesting of the option granted to you on May 3, 2005 (which option applies to 87,500 shares and has an exercise price of $0.50 per share) and the option granted to you on July 18, 2007 (which option applies to 125,000 shares, has an exercise price of $10 per share and is hereinafter referred to as the “2007 Option”), so that those options are fully vested and immediately exercisable;

(4)            extend the post-termination exercise period of the 2007 Option, so that such option will, to the extent not sooner exercised, remain outstanding and exercisable until December 31, 2008 (except as otherwise provided in Section 3(d) of our 2006 Equity Incentive Plan, relating to treatment of outstanding options in connection with a change in control);

(5)            release you from your obligation to repay MEDecision the $34,767 in excess compensation erroneously paid to you;

(6)            following removal of any proprietary information and licensed software, allow you to retain the Sony VAIO computer used by you during your employment;

(7)            waive the applicable premium otherwise payable for COBRA continuation coverage for you (and, to the extent they are currently covered under our group health plan, your eligible dependents): (A) for the six month period immediately following the Termination Date, with respect to coverage under our group medical insurance plan, and (B) until December 31, 2007, with respect to your medical expense reimbursement account; and

(8)            upon submission of proper invoices within 90 days following the Termination Date, reimburse you for up to $5,000 in reasonable legal fees incurred in connection with the review and documentation of this arrangement.

This letter will also confirm our agreement that Section 18 of your Employment Agreement will not apply to the payments described above, as such payments are intended to fall within the short-term deferral exception to Section 409A of the Internal Revenue Code.  You acknowledge that MEDecision and its representatives have not advised you regarding the tax consequences of your compensation and that you are solely responsible for any and all taxes associated with your compensation.

This letter will also confirm that, following cessation of your employment, you will continue to be indemnified for claims arising from your acts as our employee, officer or director to the extent provided in our By-Laws and that certain Amended and Restated Indemnification Agreement between us.

Except as otherwise provided above with respect to the 2007 Option, the vested stock options held by you will, to the extent not sooner exercised, remain outstanding and exercisable for ninety (90) days following the Termination Date and will then terminate.  All unvested stock options held by you will terminate immediately on the Termination Date.  A list of your stock options is attached.

The payments and rights described in this letter are the only benefits you will receive from MEDecision in connection with your resignation and will constitute a complete satisfaction of MEDecision’s obligations to you.

To evidence your agreement with the terms of this letter, kindly sign this letter in the space provided below and return the executed version to me.

Sincerely,

MEDecision, Inc.

By:	/s/ David St.Clair

Title:	Chairman of the Board of Directors
and Chief Executive Officer

Acknowledged and agreed on this 14th
day of August, 2007.

/s/ John H. Capobianco
John H. Capobianco

Outstanding Stock Options

Grant Date	Exercise Price	Number of Shares Subject to Option	Number of Shares Subject to Vested Portion(1)

9/4/2002	$0.50	500,000	500,000
4/27/2004	$0.50	130,000	130,000
5/3/2005	$0.50	87,500	87,500
4/26/2006	$22.00	125,000	31,250
7/18/2007	$10.00	125,000	125,000

(1) Determined after giving effect to acceleration of vesting contemplated by the Letter Agreement, which acceleration is subject to execution, delivery and non-revocation of a certain Release and Non-Disparagement Agreement.